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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [ ]
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                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                          TENET HEALTHCARE CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                      TENET SHAREHOLDER COMMITTEE, L.L.C.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    The Tenet Shareholder Committee, L.L.C.

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                                 October 4, 2000


Ms. Linda Selbach
Proxy Manager
Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, CA 94105

Dear Ms. Selbach:

As you consider how to vote your proxy for the election of a portion of the board of directors at Tenet Healthcare Corporation, the Tenet Shareholder Committee renews its request that you vote in favor of the Committee's slate. The Committee's nominees stand for director accountability to shareholders, sustainable growth, and quality health care.

The critical issues in the election are the prospects for sustainable growth in shareholder value at Tenet and the current board's callous treatment of shareholder rights. The September 29, 2000 letter to you from Mr. Silver of Tenet fails to present a true and complete picture of those issues and falsely maligns me personally to sway your vote. We would like you to have the truth on each of these issues.

Financial Performance and Sustainable Growth

The financial performance of Tenet over recent years compares badly to its peer group and its most comparable competitor, even though the price of the stock has risen in the last few months. We have already provided extensive materials describing this poor performance, but the following comparison tells the story.(1)


                         TENET                                    HCA
                         -----                                    ---
Stock up 29%                               Stock up 85%

Wrote off $450 million in after-tax        Bought back 96 million shares
"non-recurring" charges.


No incremental value added                 Increased shareholder value another 18%
                                           -- or $3.55 per share -- through spin off
                                           of LifePoint and Triad.

-------------------
(1) Stock price figures below for Tenet and HCA are based on performance from September 30, 1998 through September 29, 2000. Other information is from public financial statements for the two companies for eight quarters, through August 30, 2000 for Tenet and through June 30, 2000 for HCA.


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
Paid $0.01 per share in cash dividends                  Paid $0.16 per share in cash dividends
Total shareholder return of 29%                         Total shareholder return of 104%

Increased A/R days from 67.2 days to 79.8               Reduced A/R days from 46.2 days to
Days                                                    45.0 days

Receivables change USED $394 million in cash            Receivables change ADDED $54 million in
                                                        cash

CEO - former investment banker                          CEO - physician

To lag a competitor by this much is really bad. To lag a competitor that is preoccupied with defending and settling the largest Medicare fraud case in history is simply inexcusable.

Corporate Governance

The statements in Mr. Silver's letter about the corporate governance issues, particularly Tenet's failure to declassify the board and its decision to allow Mr. Barbakow personally to purchase 2.3 percent of Broadlane, illustrate why Institutional Shareholder Services ("ISS") concluded that the current board shows a "brazen indifference toward shareholder" interests.

In his letter, Mr. Silver explains that, in reaching its decision to reject the twice-expressed desire of shareholders to de-stagger Tenet's board, a committee of outside Tenet directors carefully studied the issue but nonetheless decided to keep the classified board. This is no response at all to the overwhelming desire of the shareholders and is precisely what ISS was criticizing when it said on September 28, 2000: "This paternalistic argument - that shareholders somehow must be saved from themselves - does not hold water in today's investment and corporate governance landscape. Effective corporate governance depends upon the board being accountable to shareholders ... and we believe the Tenet board has failed on this account."

Broadlane is indefensible, and Tenet's contorted attempts to explain it only make the conflicts of interest more apparent. Tenet needs to attract and retain highly qualified individuals with suitable compensation from Tenet not by offering Broadlane equity to Tenet employees. Giving Tenet employees such as Mr. Barbakow a large stake in the financial success of Broadlane when Tenet is Broadlane's single largest customer creates a direct conflict between the personal financial interests of Mr. Barbakow and the interests of Tenet, which Mr. Barbakow is supposed to be safeguarding. To the best of our knowledge Tenet has not put in place any safeguards to protect against this obvious conflict of interest. In fact, Tenet's by-laws permit directors to vote on matters in which they have a personal interest. By contrast, I have sworn to recuse myself from any matters which pertain to me, should I be elected as a director of Tenet.



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Finally, since Tenet is also Broadlane's largest shareholder, Tenet management should benefit the same way as Tenet's shareholders: by owning a stake in Tenet. If Broadlane is such a good idea, then let it be reflected in the value of Tenet, where all shareholders benefit.

Mr. Silver's letter claims as a positive corporate governance action the decision of the Nominating Committee not to re-nominate Mr. Barbakow to serve on that committee, but that is not what Tenet told ISS. Tenet told ISS that Mr. Barbakow will serve in an ex-officio (non-voting) capacity, which in our view is tantamount to membership.

Mr. Silver's letter does not mention the board's "blank check preferred" power. In our opinion, this is effectively the same thing as a poison pill and serves no purpose other than to entrench management. He also does not address the company's incorporation in Nevada.

Personal Slurs

My interests in this proxy contest are the same as yours and the same as every other shareholder's. When Tenet suggests I am after something for myself, it ignores what I and my fellow nominees told the Tenet board before this proxy contest began: "Under no circumstances are we interested in, nor will we accept, any compensation not offered equally to all other shareholders."

Tenet also told you that I have a history of waging proxy fights, which is only true if one episode 17 years ago makes a history of waging proxy fights. In that case, I successfully waged a proxy contest that prevented Southeast Bank from issuing blank check preferred stock and resulted in a nominee of mine going on the board.

I also have a record of creating value for shareholders. The stock of both AMI and OrNda, both of which are now substantial components of Tenet, increased substantially in value while I was on their respective boards. Unlike other directors, I have never accepted stock for service as a director. I have always purchased the stock I have owned, like the other common shareholders of the companies I have served.

Mr. Silver made other statements designed to lead you to conclude that my efforts to elect the Committee's slate have a hidden personal motive, but I am on record with ISS with a pledge, which I confirm to you, that, while on the board of directors, I will recuse myself from any matter in which I have any interest. What's more, the facts about the outpatient center across from a Tenet hospital and about the pending litigation against Tenet contradict any notion that I am acting out of self-interest.

The facts are that the outpatient facility is operated by a third party. For the past year, I have had no ownership interest in the entity operating the outpatient facility. I do have longstanding ownership interests in real property near a Tenet hospital, and the litigation



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relates to these interests and a cross-parking agreement (necessitated because
Tenet's predecessor chose not to buy the adjoining properties despite an offer to sell them) that Tenet now seeks to breach. To avoid any possible perception that my concerns about the poor performance of Tenet's board was related to this litigation, I placed these real property interests in an irrevocable trust with an independent trustee and so notified Tenet before beginning this proxy fight.

Tenet shareholders need directors that are accountable and committed to sustainable value for all shareholders. That is what we would bring to the Tenet board. Please vote for the Committee's slate by returning a striped GOLD proxy card with your vote in favor of the Committee's slate.


                                          Very truly yours,



                                          M. Lee Pearce, M.D.
                                          Chairman
                                          The Tenet Shareholder Committee



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